Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Pat Macellaro
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate’s Broad-Based Business Model Generates Profitable Growth
NORTHBROOK, Ill., May 5, 2015 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2015. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ millions, except per share amounts and ratios)	2015	2014	% / pts Change
Consolidated revenues	$8,952	$8,684	3.1
Net income available to common shareholders	648	587	10.4
per diluted common share	1.53	1.30	17.7
Operating income*	616	588	4.8
per diluted common share*	1.46	1.30	12.3
Return on common shareholders’ equity
Net income available to common shareholders	13.7%	10.4%	3.3 pts
Operating income*	13.0%	14.4%	(1.4) pts
Book value per common share	49.19	46.70	5.3
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	44.68	42.98	4.0
Property-Liability combined ratio
Recorded	93.7	94.7	(1.0) pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	89.0	88.4	0.6 pts
Catastrophe losses	294	445	(33.9)

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s strategy of building a broad-based business model continued to generate profitable growth,” said Thomas J. Wilson, chairman and chief executive officer of The Allstate Corporation. “The Allstate brand had good growth and returns in auto, home and other lines of insurance. The strength of homeowners returns, including low catastrophe losses, more than offset the impact of increased economic activity on auto margins which is being factored into our pricing. Esurance targets self-serve customers and has intentionally slowed its growth until the loss ratio improves. Encompass has been raising its rates to improve profitability. Our customer-focused strategy resulted in a Property-Liability underlying combined ratio of 89.0 in the first quarter and policy in force growth of 875,000, or 2.6% versus the prior year quarter,” said Wilson.
“We also did well managing investments and shareholders’ capital,” continued Wilson. “A proactive risk and return approach to investing resulted in a 2.0% increase in investment income after factoring in the sale of Lincoln Benefit Life Company. Net income available to shareholders was $648 million and operating income return on equity was 13.0% over the trailing twelve months. Net income and operating income per share increased by 17.7% and 12.3%, respectively, versus the first quarter of 2014. These results enabled us to both invest in long-term growth initiatives and provide excellent current returns to shareholders. Total cash returned to shareholders in common stock dividends and share repurchases was $1.0 billion for the quarter. Overall, it was a good start to 2015,” concluded Wilson.
First Quarter Operating Results
The Property-Liability combined ratio of 93.7 in the first quarter was 1.0 point favorable to the prior year quarter, and resulted in underwriting income* of $467 million, an increase of 25.5% compared with the prior year quarter. The underlying combined ratio of 89.0 for the first quarter was 0.6 points unfavorable compared with the same period of last year.
Auto losses were elevated in the first quarter, reflecting seasonal winter weather and higher non-weather levels of frequency and severity in all three brands where we underwrite risk. Allstate brand auto had a first quarter combined ratio of 96.8, and an underlying combined ratio of 95.6, which was 1.8 points unfavorable to the prior year quarter. Allstate brand bodily injury frequency increased 6.8% from low levels in the first quarter of 2014. Property damage frequency increased 2.1%, and was impacted in part by adverse winter weather experienced predominantly in the east, as well as higher frequency trends broadly across the country. Prior year reserve reestimates negatively impacted the Allstate brand auto recorded combined ratio by 0.8 points in the first quarter of 2015, with approximately half due to litigation settlement accruals. While losses were elevated in the quarter, Allstate brand auto continued to generate a good combined ratio. Price increases in auto insurance originally planned for later in 2015 have been accelerated due to increased non-weather related loss trends.
Allstate brand homeowners margins were excellent, with strong results during a quarter with moderate levels of catastrophe losses. The first quarter 2015 recorded combined ratio for Allstate brand homeowners was 78.7, resulting in $348 million in underwriting income. The underlying combined ratio of 64.5 was 1.3 points better than the first quarter of 2014. Allstate brand other personal lines also had a strong first quarter, recording a combined ratio of 89.3, and an underlying combined ratio of 82.1.
Allstate Financial generated $134 million in operating income in the first quarter of 2015, $21 million lower than the prior year quarter after adjusting 2014’s first quarter results for the disposition of Lincoln Benefit Life Company (LBL). The reduction in Allstate Financial operating income was due primarily to lower investment income, worse mortality, and higher expenses.
Total portfolio net investment income rose 2.0% in the first quarter compared with the same quarter a year ago, excluding the LBL results in the 2014 quarter. Income from limited partnership interests rose 39.4% to $198 million in the first quarter compared to the prior year quarter, driven primarily by favorable real estate valuations.
Net income available to common shareholders was $1.53 per diluted share, or $648 million, versus $1.30 per share in the first quarter of last year. Operating income was $1.46 per share, or $616 million, compared to $1.30 in the first quarter of 2014.
2015 Operating Priorities
Allstate is focused on five operating priorities in 2015 to both deliver solid near-term operating results and invest in long-term strategic growth.

•	Grow insurance policies in force

•	Maintain the underlying combined ratio

•	Proactively manage investments

•	Modernize the operating model

•	Build long-term growth platforms

Grow Insurance Policies in Force
Property-Liability net written premium grew 4.8% while policies in force grew by 875,000, or 2.6% in the first quarter of 2015, reflecting the operating priorities in each of the three brands where we underwrite risk. The Allstate brand accounted for the majority of growth in Property-Liability in the first quarter of 2015, as it increased net written premium by 4.9%, and policies in force by 752,000, or 2.4%, compared with the first quarter of 2014.

•	Allstate brand auto policies were 623,000, or 3.2%, higher in the first quarter of 2015 than the same quarter a year ago.

•	Allstate brand homeowner policies increased 51,000, or 0.8% in the first quarter of 2015 compared to the prior year quarter.

•	Allstate brand other personal lines increased by 103,000 policies in the first quarter of 2015, 2.6% higher than the prior year quarter, reflecting increased household penetration.

•
Esurance grew net written premium by 8.6% and policies in force by 8.9% in the first quarter of 2015 compared with the prior year quarter, as we purposefully slowed growth by lowering advertising expenses and implementing pricing and underwriting actions to ensure long-term returns are at acceptable levels.

•
Encompass continued to implement profit improvement actions which reduced the size of the business in the first quarter 2015. Net written premium was 1.4% below the first quarter of 2014, and policies in force were 0.2% lower compared with the prior year quarter.

Maintain the Underlying Combined Ratio
The underlying combined ratio was 89.0 for the first quarter of 2015, within the full-year outlook range of 87 - 89.

•	Recorded combined ratios: Total Property-Liability 93.7, Allstate brand auto 96.8, Allstate brand homeowners 78.7, Allstate brand other personal lines 89.3, Esurance 117.8, Encompass 95.6

•	Underlying combined ratios: Total Property-Liability 89.0, Allstate brand auto 95.6, Allstate brand homeowners 64.5, Allstate brand other personal lines 82.1, Esurance 116.5, Encompass 90.6
Proactively Manage Investments
The investment portfolio’s pre-tax yield increased to 4.6% in the first quarter, up from 4.5% in the first quarter of 2014.
Investing in Sustainable Value Creation
Long-term shareholder value will be created by modernizing the operating model and building long-term growth platforms.

•	We are building a more effective and efficient operating model by simplifying technology platforms, implementing continuous improvement processes and optimizing the worldwide deployment of resources.

•	The Allstate agency business model is being revised to reduce low value-added activities while increasing agencies’ ability to provide trusted advice to customers.

•
Esurance’s advertising investment remains significantly above a long-term sustainable level relative to premiums, as we grow market share in the self-serve consumer segment. Esurance also continues to invest in expanding its product offerings and geographic reach.

•	The Allstate Drivewise® and Esurance DriveSense® telematics offerings continue to expand their reach and now have 779,000 customers.

Excellent Capital Management
“We made significant progress in the first quarter on our commitment to proactively manage our shareholders’ capital,” said Steve Shebik, chief financial officer. “We returned $1.0 billion in cash to shareholders in the first quarter of 2015 through a combination of share repurchases and common stock dividends. After completing our 2014 $2.5 billion common share repurchase authorization in February, we initiated a new $3 billion authorization, including a $500 million accelerated share repurchase program (ASR). We also finalized the terms of our 2015 catastrophe reinsurance program, excluding Florida, which is expected to be placed in the second quarter of 2015.”
As of March 31, 2015, $2.4 billion remained on our common share repurchase program. The $500 million ASR initiated in March 2015 is expected to be completed by the end of the second quarter. Book value per diluted common share increased 5.3% from a year ago, to $49.19 as of March 31.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call. The conference call will be held at 9 a.m. ET on Wednesday, May 6.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings.  We believe these statements are based on reasonable estimates, assumptions and plans.  However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2015	2014
	(unaudited)
Revenues
Property-liability insurance premiums	$7,426	$7,064
Life and annuity premiums and contract charges	537	607
Net investment income	850	959
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(53)	(80)
OTTI losses reclassified to (from) other comprehensive income	4	(1)
Net OTTI losses recognized in earnings	(49)	(81)
Sales and other realized capital gains and losses	188	135
Total realized capital gains and losses	139	54
	8,952	8,684

Costs and expenses
Property-liability insurance claims and claims expense	4,993	4,759
Life and annuity contract benefits	441	488
Interest credited to contractholder funds	199	307
Amortization of deferred policy acquisition costs	1,070	1,035
Operating costs and expenses	1,090	1,094
Restructuring and related charges	4	6
Interest expense	73	87
	7,870	7,776

Loss on disposition of operations	(1)	(59)

Income from operations before income tax expense	1,081	849

Income tax expense	404	249

Net income	677	600

Preferred stock dividends	29	13

Net income available to common shareholders	$648	$587

Earnings per common share:

Net income available to common shareholders per common share – Basic	$1.56	$1.31

Weighted average common shares – Basic	415.8	446.4

Net income available to common shareholders per common share – Diluted	$1.53	$1.30

Weighted average common shares – Diluted	422.6	452.8

Cash dividends declared per common share	$0.30	$0.28

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended
	March 31,
	2015	2014
Property-Liability
Premiums written	$7,306	$6,969
Premiums earned	$7,426	$7,064
Claims and claims expense	(4,993)	(4,759)
Amortization of deferred policy acquisition costs	(1,000)	(961)
Operating costs and expenses	(962)	(968)
Restructuring and related charges	(4)	(4)
Underwriting income	467	372
Net investment income	358	312
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(3)
Amortization of purchased intangible assets	12	17
Income tax expense on operations	(281)	(230)
Operating income	555	468
Realized capital gains and losses, after-tax	18	34
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	1	2
Amortization of purchased intangible assets, after-tax	(8)	(11)
Change in accounting for investments in qualified affordable
housing projects, after-tax	(28)	—
Net income available to common shareholders	$538	$493
Catastrophe losses	$294	$445
Operating ratios:
Claims and claims expense ratio	67.2	67.4
Expense ratio	26.5	27.3
Combined ratio	93.7	94.7
Effect of catastrophe losses on combined ratio	4.0	6.3
Effect of prior year reserve reestimates on combined ratio	0.5	(0.2)
Effect of catastrophe losses included in prior year reserve reestimates
on combined ratio	(0.1)	—
Effect of amortization of purchased intangible assets on combined ratio	0.1	0.2
Effect of Discontinued Lines and Coverages on combined ratio	—	—

Allstate Financial
Premiums and contract charges	$537	$607
Net investment income	484	640
Contract benefits	(441)	(488)
Interest credited to contractholder funds	(192)	(291)
Amortization of deferred policy acquisition costs	(69)	(74)
Operating costs and expenses	(123)	(118)
Restructuring and related charges	—	(2)
Income tax expense on operations	(62)	(85)
Operating income	134	189
Realized capital gains and losses, after-tax	72	—
Valuation changes on embedded derivatives that are not hedged, after-tax	(5)	(11)
Loss on disposition of operations, after-tax	(1)	(16)
Change in accounting for investments in qualified affordable housing
projects, after-tax	(17)	—
Net income available to common shareholders	$183	$162

Corporate and Other
Net investment income	$8	$7
Operating costs and expenses	(78)	(95)
Income tax benefit on operations	26	32
Preferred stock dividends	(29)	(13)
Operating loss	(73)	(69)
Realized capital gains and losses, after-tax	—	1
Net loss available to common shareholders	$(73)	$(68)
Consolidated net income available to common shareholders	$648	$587

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in millions, except par value data)	March 31,	December 31,
	2015	2014
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $58,235 and $59,672)	$61,403	$62,440
Equity securities, at fair value (cost $3,752 and $3,692)	4,166	4,104
Mortgage loans	4,276	4,188
Limited partnership interests	4,699	4,527
Short-term, at fair value (amortized cost $2,497 and $2,540)	2,497	2,540
Other	3,396	3,314
Total investments	80,437	81,113
Cash	916	657
Premium installment receivables, net	5,502	5,465
Deferred policy acquisition costs	3,527	3,525
Reinsurance recoverables, net	8,408	8,490
Accrued investment income	597	591
Property and equipment, net	1,026	1,031
Goodwill	1,219	1,219
Other assets	2,128	2,046
Separate Accounts	4,304	4,396
Total assets	$108,064	$108,533
Liabilities
Reserve for property-liability insurance claims and claims expense	$23,103	$22,923
Reserve for life-contingent contract benefits	12,318	12,380
Contractholder funds	22,267	22,529
Unearned premiums	11,489	11,655
Claim payments outstanding	796	784
Deferred income taxes	779	715
Other liabilities and accrued expenses	5,635	5,653
Long-term debt	5,194	5,194
Separate Accounts	4,304	4,396
Total liabilities	85,885	86,229
Equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 409 million and 418 million shares outstanding	9	9
Additional capital paid-in	3,109	3,199
Retained income	38,363	37,842
Deferred ESOP expense	(23)	(23)
Treasury stock, at cost (491 million and 482 million shares)	(21,799)	(21,030)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	71	72
Other unrealized net capital gains and losses	2,255	1,988
Unrealized adjustment to DAC, DSI and insurance reserves	(189)	(134)
Total unrealized net capital gains and losses	2,137	1,926
Unrealized foreign currency translation adjustments	(29)	(2)
Unrecognized pension and other postretirement benefit cost	(1,334)	(1,363)
Total accumulated other comprehensive income	774	561
Total shareholders’ equity	22,179	22,304
Total liabilities and shareholders’ equity	$108,064	$108,533

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Three months ended March 31,
	2015	2014
Cash flows from operating activities	(unaudited)
Net income	$677	$600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	87	98
Realized capital gains and losses	(139)	(54)
Loss on disposition of operations	1	59
Interest credited to contractholder funds	199	307
Changes in:
Policy benefits and other insurance reserves	115	(18)
Unearned premiums	(117)	(92)
Deferred policy acquisition costs	(35)	3
Premium installment receivables, net	(66)	(46)
Reinsurance recoverables, net	(24)	(45)
Income taxes	59	(68)
Other operating assets and liabilities	(191)	(270)
Net cash provided by operating activities	566	474
Cash flows from investing activities
Proceeds from sales
Fixed income securities	9,453	6,483
Equity securities	1,152	1,328
Limited partnership interests	296	238
Mortgage loans	—	10
Other investments	47	30
Investment collections
Fixed income securities	1,213	849
Mortgage loans	114	324
Other investments	60	50
Investment purchases
Fixed income securities	(9,210)	(6,252)
Equity securities	(1,172)	(1,330)
Limited partnership interests	(365)	(277)
Mortgage loans	(202)	(2)
Other investments	(193)	(243)
Change in short-term investments, net	(63)	189
Change in other investments, net	2	36
Purchases of property and equipment, net	(59)	(55)
Disposition (acquisition) of operations	—	(2)
Net cash provided by investing activities	1,073	1,376
Cash flows from financing activities
Repayment of long-term debt	—	(1)
Proceeds from issuance of preferred stock	—	725
Contractholder fund deposits	261	403
Contractholder fund withdrawals	(572)	(1,084)
Dividends paid on common stock	(118)	(113)
Dividends paid on preferred stock	(29)	(12)
Treasury stock purchases	(1,010)	(1,115)
Shares reissued under equity incentive plans, net	64	77
Excess tax benefits on share-based payment arrangements	26	13
Other	(2)	(6)
Net cash used in financing activities	(1,380)	(1,113)
Cash classified as held for sale	—	(242)
Net increase in cash	259	495
Cash at beginning of period	657	675
Cash at end of period	$916	$1,170

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income available to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.
The following table reconciles operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended March 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$555	$468	$134	$189	$616	$588	$1.46	$1.30
Realized capital gains and losses, after-tax	18	34	72	—	90	35	0.21	0.08
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(5)	(11)	(5)	(11)	(0.01)	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	2	—	—	1	2	—	—
Amortization of purchased intangible assets, after-tax	(8)	(11)	—	—	(8)	(11)	(0.02)	(0.02)
Loss on disposition of operations, after-tax	—	—	(1)	(16)	(1)	(16)	—	(0.04)
Change in accounting for investments in qualified affordable housing projects, after-tax	(28)	—	(17)	—	(45)	—	(0.11)	—
Net income available to common shareholders	$538	$493	$183	$162	$648	$587	$1.53	$1.30

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2015	2014
Return on common shareholders’ equity
Numerator:
Net income available to common shareholders	$2,807	$2,141
Denominator:
Beginning common shareholders’ equity (1)	$20,600	$20,619
Ending common shareholders’ equity (1)	20,433	20,600
Average common shareholders’ equity	$20,517	$20,610
Return on common shareholders’ equity	13.7%	10.4%

	For the twelve months ended March 31,
	2015	2014
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,395	$2,611

Denominator:
Beginning common shareholders’ equity	$20,600	$20,619
Unrealized net capital gains and losses	2,091	2,905
Adjusted beginning common shareholders’ equity	18,509	17,714

Ending common shareholders’ equity	20,433	20,600
Unrealized net capital gains and losses	2,137	2,091
Adjusted ending common shareholders’ equity	18,296	18,509
Average adjusted common shareholders’ equity	$18,403	$18,112
Operating income return on common shareholders’ equity	13.0%	14.4%
_____________
(1) Excludes equity related to preferred stock of $1,746 million and $1,505 million as of March 31, 2015 and 2014, respectively.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Business Results” page.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended March 31,
	2015	2014
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	89.0	88.4
Effect of catastrophe losses	4.0	6.3
Effect of prior year non-catastrophe reserve reestimates	0.6	(0.2)
Effect of amortization of purchased intangible assets	0.1	0.2
Combined ratio	93.7	94.7

Effect of prior year catastrophe reserve reestimates	(0.1)	—
Underwriting margin is calculated as 100% minus the combined ratio.
In this news release, we provide our outlook range on the Property-Liability 2015 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.
The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended March 31,
	2015	2014
Underlying combined ratio	87.4	86.4
Effect of catastrophe losses	4.1	6.4
Effect of prior year non-catastrophe reserve reestimates	0.7	(0.2)
Combined ratio	92.2	92.6

Effect of prior year catastrophe reserve reestimates	—	—
The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended March 31,
	2015	2014
Underlying combined ratio	95.6	93.8
Effect of catastrophe losses	0.3	0.4
Effect of prior year non-catastrophe reserve reestimates	0.9	(0.8)
Combined ratio	96.8	93.4

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended March 31,
	2015	2014
Underlying combined ratio	64.5	65.8
Effect of catastrophe losses	13.9	21.3
Effect of prior year non-catastrophe reserve reestimates	0.3	0.2
Combined ratio	78.7	87.3

Effect of prior year catastrophe reserve reestimates	(0.1)	0.6
The following table reconciles the Allstate brand other personal lines underlying combined ratio to the Allstate brand other personal lines combined ratio.

	Three months ended March 31,
	2015	2014
Underlying combined ratio	82.1	83.4
Effect of catastrophe losses	7.4	12.7
Effect of prior year non-catastrophe reserve reestimates	(0.2)	4.4
Combined ratio	89.3	100.5

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.5)
The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended March 31,
	2015	2014
Underlying combined ratio	90.6	91.8
Effect of catastrophe losses	6.3	11.2
Effect of prior year non-catastrophe reserve reestimates	(1.3)	(0.4)
Combined ratio	95.6	102.6

Effect of prior year catastrophe reserve reestimates	(0.9)	(0.3)
Esurance brand underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in the Esurance business that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended March 31,
	2015	2014
Underlying loss ratio	78.2	76.4
Expense ratio, excluding the effect of amortization of purchased intangible assets	38.3	47.8
Underlying combined ratio	116.5	124.2
Effect of catastrophe losses	—	0.3
Effect of prior year non-catastrophe reserve reestimates	(1.0)	(0.9)
Effect of amortization of purchased intangible assets	2.3	3.5
Combined ratio	117.8	127.1
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of March 31,
	2015	2014
Book value per common share
Numerator:
Common shareholders’ equity	$20,433	$20,600
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	415.4	441.1
Book value per common share	$49.19	$46.70

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$20,433	$20,600
Unrealized net capital gains and losses on fixed income securities	1,871	1,640
Adjusted common shareholders’ equity	$18,562	$18,960
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	415.4	441.1
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$44.68	$42.98

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